Exhibit (a)(1)(A)

OFFER TO PURCHASE

Advanced Micro Devices, Inc.

Offer to Purchase for Cash

Up to $800,000,000 of its Outstanding

6.00% Convertible Senior Notes due 2015

(CUSIP No. 007903 AK3 and CUSIP No. 007903 AL1)

THE OFFER AND YOUR WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON AUGUST 20, 2010, UNLESS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”) OR EARLIER TERMINATED BY THE COMPANY. YOUR ACCEPTANCE OF THE OFFER MAY ONLY BE WITHDRAWN UNDER THE CIRCUMSTANCES DESCRIBED IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL.

Advanced Micro Devices, Inc., a Delaware corporation, is offering to purchase for cash, on the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended or supplemented from time to time, the “Offer to Purchase”) and the accompanying Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal”), on a pro rata basis, up to $800,000,000 aggregate principal amount (the “Maximum Tender Amount”) of its 6.00% Convertible Senior Notes due 2015 (the “Notes”) from each registered holder of the Notes (each, a “Holder” and, collectively, the “Holders”). The offer, on the terms set forth in this Offer to Purchase and the Letter of Transmittal, and any amendments or supplements hereto or thereto, is referred to as the “Offer.” In this Offer, “Advanced Micro Devices, Inc.,” “AMD,” “we,” “us,” “our” and the “Company” refer to Advanced Micro Devices, Inc. and its consolidated subsidiaries, unless otherwise indicated or the context requires otherwise.

Subject to the terms and conditions of the Offer, Holders who validly tender, and do not validly withdraw, their Notes at or prior to 12:00 midnight, New York City time, on the Expiration Date, will receive $1,000 for each $1,000 principal amount of Notes purchased pursuant to the Offer, plus accrued and unpaid interest up to, but not including, the date of payment for the Notes accepted for payment.

The Offer is subject to the satisfaction of certain conditions, including the closing (the “Financing Condition”) of the private offering (the “New Notes Offering”) of $500,000,000 aggregate principal amount of senior notes (the “New Notes”), and the satisfaction of the other conditions to the Offer set forth herein. We expressly reserve the right, at any time or at various times, to waive any of the conditions of the Offer, in whole or in part. This Offer shall not constitute an offer to sell or the solicitation of an offer to buy the New Notes.

This Offer to Purchase and the accompanying Letter of Transmittal contain or incorporate by reference important information that should be read before any decision is made with respect to the Offer. See “Incorporation of Documents by Reference.”

As of July 21, 2010, there was $1,580 million aggregate principal amount of Notes outstanding. The Notes are convertible into shares of the Company’s common stock, $0.01 par value per share, at the Holder’s option, at a conversion rate (subject to adjustment) of 35.6125 shares of common stock per $1,000 in principal amount of Notes. This represents a conversion price per share of $28.08. The Indenture (as defined herein) provides that the Notes are convertible at any time prior to the close of business on the business day immediately preceding May 1, 2015.

The Company’s common stock is listed on The New York Stock Exchange (“NYSE”) under the symbol “AMD.” On July 21, 2010, the closing price of the Company’s common stock as reported on the NYSE was $7.40 per share.

NONE OF THE COMPANY, THE DEALER MANAGERS, THE DEPOSITARY, THE INFORMATION AGENT OR THE TRUSTEE (AS DEFINED BELOW) MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT HOLDERS SHOULD TENDER ALL OR ANY PORTION OF THEIR NOTES.

This transaction has not been approved or disapproved by the Securities and Exchange Commission, nor has the Securities and Exchange Commission passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this Offer to Purchase or any related documents. Any representation to the contrary is a criminal offense.

Questions and requests for assistance may be directed to J.P. Morgan Securities Inc. or Citigroup Global Markets Inc. (together, the “Dealer Managers”) or MacKenzie Partners, Inc. (the “Information Agent” and the “Depositary”). Requests for additional copies of this Offer to Purchase or the Letter of Transmittal should be directed to the Information Agent.

The Dealer Managers for the Offer are:

J.P. Morgan	Citi

The date of this Offer to Purchase is July 26, 2010

THE OFFER IS NOT BEING MADE TO, NOR WILL NOTES BE ACCEPTED FOR PURCHASE FROM OR ON BEHALF OF, HOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE OF THE OFFER WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION.

This Offer to Purchase and the Letter of Transmittal contain important information that Holders are urged to read before any decision is made with respect to the Offer.

IMPORTANT INFORMATION

No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained in this Offer to Purchase, and, if given or made, such information or representations should not be relied upon as having been authorized by AMD, the Dealer Managers, the Depositary, the Information Agent or the Trustee. This Offer to Purchase and the related documents do not constitute an offer to buy or solicitation of an offer to sell Notes in any circumstances in which such offer or solicitation is unlawful. In those jurisdictions where the securities laws, “Blue Sky” laws or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of AMD by one or more registered brokers or dealers licensed under the laws of such jurisdiction. Neither the delivery of this Offer to Purchase and related documents nor any purchase of Notes will, under any circumstances, create any implication that the information contained in this Offer to Purchase or such other documents is current as of any time after the date of such document. None of the Company or its Board of Directors or employees, the Dealer Managers, the Depositary, the Information Agent or the Trustee is making any representation or recommendation to any Holder as to whether or not to tender such Holder’s Notes. You should consult your own financial and tax advisors and must make your own decision as to whether to tender your Notes for repurchase and, if so, the amount of Notes to tender.

We and our affiliates, including our executive officers and directors, will be prohibited by Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from purchasing any of the Notes outside of the Offer until after the tenth business day after the expiration or termination of the Offer, except pursuant to certain limited exceptions provided in Rule 14e-5 under the Exchange Act. Following that time, we expressly reserve the absolute right, in our sole discretion from time to time in the future, to purchase any of the

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Notes, whether or not any Notes are purchased pursuant to the Offer, through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as we may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration. We cannot assure you as to which, if any, of these alternatives, or combinations thereof, we will pursue.

The CUSIP numbers referenced in this Offer to Purchase, the Letter of Transmittal and any related documents have been assigned by Standard & Poor’s Corporation and are included solely for the convenience of the Holders. None of AMD, the Dealer Managers, the Depositary, the Information Agent or the Trustee is responsible for the selection or use of the above CUSIP numbers, and no representation is made as to the correctness of any CUSIP number on the Notes or as indicated in this Offer to Purchase, the Letter of Transmittal or any other document.

We have not authorized any dealer, salesperson or other person to make any recommendation on our behalf as to whether you should tender, or refrain from tendering, all or any portion of the aggregate principal amount of your Notes in the Offer. We have not authorized any dealer, salesperson or other person to give any information or to make any representation in connection with the Offer, other than those contained in this Offer to Purchase and the Letter of Transmittal. If given or made, you should not rely on any such recommendation, information or representation as having been authorized by the Company, including the Board of Directors and employees of the Company, the Dealer Managers, the Depositary, the Information Agent or the Trustee.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase and the documents that we incorporate by reference contain forward-looking statements. These forward-looking statements are based on current expectations and beliefs and involve numerous risks and uncertainties that could cause actual results to differ materially from expectations. These forward-looking statements should not be relied upon as predictions of future events as we cannot assure you that the events or circumstances reflected in these statements will be achieved or will occur. You can identify forward-looking statements by the use of forward-looking terminology including “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “plans,” “pro forma,” “estimates,” or “anticipates” or the negative of these words and phrases or other variations of these words and phrases or comparable terminology. The forward-looking statements relate to, among other things: the anticipated closing of transactions, including the Offer and the New Notes Offering; use of proceeds; our capital resources and financial liquidity; results of operations; demand for our products; the timing of new product releases and technology transitions; our growth opportunity in the notebook market; the growth and competitive landscape of the markets in which we participate; capital expenditures; our planned research and development spending; our future payments to GLOBALFOUNDRIES Inc., or GLOBALFOUNDRIES, under the wafer purchase agreement; the duration of potential supply constraints with respect to our graphics products; our product roadmap; unrecognized tax benefits; and availability of external financing. Material factors and assumptions that were applied in making these forward-looking statements include, without limitation, the following: (1) the expected rate of market growth and demand for our products and technologies (and the mix thereof); (2) our expected market share; (3) our expected product costs and average selling price; (4) our overall competitive position and the competitiveness of our current and future products; (5) our ability to introduce new products, consistent with our current roadmap; (6) our ability to raise sufficient capital on favorable terms; (7) our ability to make additional investment in research and development and that such opportunities will be available; (8) our ability to realize the anticipated benefits of the GLOBALFOUNDRIES manufacturing joint venture and of our asset smart strategy; (9) the expected demand for computers; and (10) the state of credit markets and macroeconomic conditions. Material factors that could cause actual results to differ materially from current expectations include, without limitation, the following: (1) that Intel Corporation’s pricing, marketing and rebating programs, product bundling, standard setting, new product introductions or other activities may negatively impact our plans; (2) that we may be unable to develop, launch

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and ramp new products and technologies in the volumes that are required by the market at mature yields on a timely basis; (3) that we may be unable to obtain sufficient capacity or components to meet demand for our products or the underutilization of GLOBALFOUNDRIES manufacturing facilities; (4) that GLOBALFOUNDRIES will be unable to manufacture our products on a timely basis and utilize competitive process technologies; (5) that our substantial indebtedness could adversely affect our financial position and prevent us from implementing our strategy or fulfilling our contractual obligations; (6) that we will require additional funding and may be unable to raise sufficient capital on favorable terms, or at all; (7) that we may be unable to realize the anticipated benefits of our asset smart strategy or the GLOBALFOUNDRIES manufacturing joint venture because, among other things, the synergies expected from the transaction may not be fully realized or may take longer to realize than expected; (8) that customers stop buying our products or materially reduce their operations or demand for our products; (9) that we may be unable to maintain the level of investment in research and development that is required to remain competitive; (10) that there may be unexpected variations in market growth and demand for our products and technologies in light of the product mix that we may have available at any particular time or a decline in demand; (11) that macroeconomic conditions and credit market conditions will be worse than currently expected; (12) that demand for computers will be lower than currently expected; and (13) the effect of political or economic instability, domestically or internationally, on our sales or production. See discussions about risks under the heading “Certain Significant Considerations” in this Offer to Purchase, and the section entitled “Risk Factors,” as well as other risks and uncertainties as are detailed in our Annual Report on Form 10-K for the fiscal year ended December 26, 2009 and Quarterly Report on Form 10-Q for the quarter ended March 27, 2010, and our other documents incorporated by reference in this Offer to Purchase, for a discussion of the factors that could cause actual results to differ materially from the forward-looking statements. You are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis only.

Except for our obligations under Rule 13e-4(c)(3) and Rule 13e-4(e)(3) of the Exchange Act to disclose any material changes in the information previously disclosed to Holders, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

You should read this Offer to Purchase and the documents that we reference in this Offer to Purchase and have filed as exhibits to the Tender Offer Statement on Schedule TO-I (the “Schedule TO”) filed with the Securities and Exchange Commission (“SEC”), of which this Offer to Purchase is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by each of these cautionary statements.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and file reports, proxy statements and other information with the SEC. You may read and copy our reports, proxy statements and other information filed by us at the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Our reports, proxy statements and other information filed electronically with the SEC are available to the public over the Internet at the SEC’s website at http://www.sec.gov.

We have filed with the SEC the Schedule TO, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Offer. The Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

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SUMMARY OF THE OFFER

The following are answers to some of the questions that you, as a Holder, may have about the Offer. The information below is a summary and is qualified in its entirety by reference to the full text and more specific details contained elsewhere in this Offer to Purchase and the accompanying Letter of Transmittal. We urge you to read carefully the remainder of this Offer to Purchase and the documents that are incorporated by reference in this document because the information in this summary is not complete. Additional important information is contained in the remainder of this document and the documents incorporated by reference.

INFORMATION ABOUT THE OFFER

WHO IS OFFERING TO PURCHASE THE NOTES?

•	Advanced Micro Devices, Inc., a Delaware corporation, is offering to purchase the Notes.

WHAT SECURITIES ARE WE SEEKING TO PURCHASE IN THE OFFER?

•

We are offering to purchase for cash and from all holders, on a pro rata basis, up to $800,000,000, which we refer to as the “Maximum Tender Amount” (or such lesser amount as is validly tendered and not withdrawn), of our outstanding 6.00% Convertible Senior Notes due 2015, which we refer to as the “Notes.” We issued the Notes pursuant to an indenture (the “Indenture”) dated as of April 27, 2007, between us and Wells Fargo Bank, National Association as trustee (the “Trustee”).

WHY ARE WE MAKING THE OFFER?

•

We are making the Offer in order to repurchase up to the Maximum Tender Amount of the outstanding Notes. We will deliver the Notes that we repurchase in the Offer to the Trustee for cancellation and those Notes will cease to be outstanding.

HOW MUCH ARE WE OFFERING TO PAY FOR THE NOTES?

•

We are offering to pay $1,000 in cash, plus accrued and unpaid interest to, but not including, the payment date for each $1,000 principal amount of Notes accepted for payment. Under no circumstances will any interest be paid or payable because of any delay in the transmission of funds by the Depositary.

WHAT ARE THE CONDITIONS TO THE OFFER?

•

The purchase by us of validly surrendered Notes is subject to the satisfaction of certain conditions, including the Financing Condition and the General Conditions described in “Terms of the Offer—Conditions to the Offer” and the procedural requirements described in this Offer to Purchase.

HOW MANY NOTES WILL WE PURCHASE?

•	We will purchase for cash, upon the terms and subject to the conditions of the Offer, up to the Maximum Tender Amount of the Notes that are validly tendered and not validly withdrawn.

•

If the Maximum Tender Amount is adequate to purchase some, but not all, of the aggregate principal amount of the Notes validly tendered, the amount of Notes that will be accepted for purchase will be prorated based on the aggregate principal amount of Notes validly tendered in the Offer. Subject to any required notice under applicable law, we may increase the Maximum Tender Amount at our sole discretion.

HOW WILL WE FUND THE PURCHASE OF NOTES IN THE OFFER?

•

We intend to use (i) the net proceeds from the New Notes Offering and (ii) our existing cash to pay the purchase price for, and accrued and unpaid interest on, the Notes validly tendered and accepted for payment pursuant to the Offer on a pro rata basis. The Offer is contingent upon the closing of the New Notes Offering. We cannot assure you that the New Notes Offering will be completed. Subject to Rule 14e-1(c) under the Exchange Act, if the New Notes Offering is not completed, we will not be required to accept for purchase, or to pay for, any Notes.

•	The Offer to Purchase and the accompanying Letter of Transmittal are not an offer to sell or a solicitation of an offer to buy the New Notes.

WHAT IS THE MARKET VALUE OF THE NOTES?

•

The Notes are not listed on any national securities exchange. There is no established public reporting or trading system for the Notes, and trading in the Notes has been limited. Our common stock is listed on the NYSE under the symbol “AMD.” On July 21, 2010, the closing price of our common stock, as reported on the NYSE, was $7.40 per share.

WHAT IS THE PROCESS FOR TENDERING NOTES?

•	There are three ways to tender your Notes, depending upon the manner in which your Notes are held:

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If your Notes are registered in your name, (a) complete and sign the Letter of Transmittal or a facsimile copy in accordance with the instructions to the Letter of Transmittal, (b) mail or deliver it and any other required documents to the Depositary and (c) either deliver the certificates for the tendered Notes to the Depositary or transfer your Notes pursuant to the book-entry transfer procedures described in this Offer to Purchase.

•

If your Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, meaning your Notes are owned in “street name,” then you must instruct your broker, dealer, commercial bank, trust company or other nominee to tender your Notes.

•	If your Notes are held of record by The Depository Trust Company, or DTC, you must tender them through DTC’s Automated Tender Offer Program.

You should read the section titled “Terms of the Offer—Procedure For Tendering Notes” for more information on how to tender your Notes.

WHEN DOES THE OFFER EXPIRE?

•	The Offer expires at 12:00 midnight, New York City time, on August 20, 2010, unless we extend the Offer in our sole discretion or unless we earlier terminate the Offer.

•

In addition, if we materially change the terms of the Offer or if we waive a material condition of the Offer, we will disseminate additional Offer materials and extend the Offer in compliance with the Exchange Act.

MAY THE OFFER BE EXTENDED, AMENDED OR TERMINATED AND UNDER WHAT CIRCUMSTANCES?

•	We may amend the Offer in any respect in our sole discretion by giving written notice of such amendment to the Depositary.

•	We may extend the Offer in our sole discretion. If we extend the Offer, we will delay the acceptance of any Notes that have been tendered.

•	We may terminate the Offer if the Financing Condition is not satisfied or if the General Conditions set forth below are not satisfied.

•	You should read the section titled “Terms of the Offer—Extension, Waiver, Amendment and Termination” for more information.

HOW WILL HOLDERS OF NOTES BE NOTIFIED IF THE OFFER IS EXTENDED?

•

If we extend the Offer, we will notify you as promptly as practicable by press release or other public announcement, which will be issued no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement, we have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to the Dow Jones News Service. You should read the section titled “Terms of the Offer—Extension, Waiver, Amendment and Termination” for more information. In addition, if we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer to the extent required by Rule 13e-4(d)(2), Rule 13e-4(e)(3) and Rule 14e-1(b) under the Exchange Act.

WHEN WILL HOLDERS RECEIVE PAYMENT FOR TENDERED NOTES?

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You will receive payment for your Notes promptly after the date on which we accept Notes pursuant to terms of the Offer. Under no circumstances will any interest be paid or payable because of any delay in the transmission of funds by the Depositary. You should read the section titled “Terms of the Offer—General” for more information.

CAN HOLDERS WITHDRAW TENDERED NOTES?

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You may withdraw your tendered Notes at any time on or before the Expiration Date (as it may be extended). You may also withdraw your Notes if we have not accepted them for payment by September 20, 2010 (40 business days from the commencement of the Offer).

HOW DO HOLDERS WITHDRAW PREVIOUSLY TENDERED NOTES?

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To withdraw your previously tendered Notes, you must deliver a written or facsimile transmission notice of withdrawal with the required information to the Depositary before your right to withdraw has expired. You may not rescind a withdrawal of tendered Notes. However, you may re-tender your Notes by again following the proper tender procedures. You should read the section titled “Terms of the Offer—Withdrawal of Tendered Notes” for more information on how to withdraw previously tendered Notes.

WHAT HAPPENS TO NOTES THAT ARE NOT TENDERED?

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Any Notes that remain outstanding after the completion of the Offer will continue to be our obligations. Such Notes will remain outstanding according to their terms and will continue to accrue interest under the terms of the Indenture. Holders of those outstanding Notes will continue to have all the rights associated with those Notes. You should read the sections titled “Purpose of the Offer” and “Certain Significant Considerations.”

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If you do not tender your Notes, you will continue to have the right to convert your Notes into shares of AMD common stock under the terms and subject to the conditions specified in the Indenture. See “Certain Significant Considerations.” On July 21, 2010, the closing price of our common stock, as reported on the NYSE, was $7.40 per share. YOU SHOULD OBTAIN CURRENT MARKET QUOTES FOR AMD COMMON STOCK BEFORE MAKING YOUR DECISION TO TENDER. See “Trading Market for the Notes and Common Stock” in this Offer to Purchase.

MAY HOLDERS STILL CONVERT NOTES INTO SHARES OF AMD COMMON STOCK?

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Yes. However, if you tender your Notes in the Offer, you may convert your Notes only after you validly withdraw your previously tendered Notes before your right to withdraw has expired. The Notes are convertible into shares of the Company’s common stock, $0.01 par value per share, at the Holder’s option, at a conversion rate (subject to adjustment) of 35.6125 shares of common stock per $1,000 in principal amount of Notes. This represents a conversion price per share of $28.08. The Indenture provides that the Notes are convertible at any time prior to the close of business on the business day immediately preceding May 1, 2015.

•	On July 21, 2010, the closing price of our common stock, as reported on the NYSE, was $7.40 per share.

DO HOLDERS HAVE TO PAY A BROKERAGE COMMISSION FOR TENDERING NOTES?

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No brokerage commissions are payable by you to the Company, the Dealer Managers, the Trustee, the Depositary or the Information Agent in connection with the tender of your Notes in the Offer. Except as set forth in Instruction 7 to the Letter of Transmittal, we will pay any transfer taxes with respect to the transfer and sale of Notes pursuant to the Offer.

DO WE HAVE THE FINANCIAL RESOURCES TO PAY FOR THE TENDERED NOTES?

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We intend to use (i) a portion of the net proceeds from the New Notes Offering and (ii) our existing cash to pay the purchase price for and accrued and unpaid interest on the Notes validly tendered and accepted for payment pursuant to the Offer on a pro rata basis. We cannot assure you that the New Notes Offering will be completed. Subject to Rule 14e-1(c) under the Exchange Act, if the Offering is not completed, we will not be required to accept for purchase, or to pay for, any Notes. See “Source and Amount of Funds.”

WHAT CONSEQUENCES WILL ARISE IF YOU DO NOT TENDER YOUR NOTES AND THE OFFER IS SUCCESSFUL?

•	Consummation of the Offer may have adverse consequences for Holders of Notes that elect not to tender Notes pursuant to the Offer.

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The trading market for Notes not tendered pursuant to the Offer is likely to be significantly more limited than the trading market for the Notes prior to the consummation of the Offer, which may adversely affect the market price for the Notes.

•

Subject to applicable securities laws, we expressly reserve the absolute right, in our sole discretion from time to time in the future, to purchase any of the Notes, whether or not any Notes are purchased pursuant to the Offer, that remain outstanding following termination or expiration of the Offer, through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as we may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration.

•

For a further discussion of these and certain other factors that should be considered in evaluating the Offer, see “Certain Significant Considerations” and “Certain United States Federal Income Tax Consequences.”

WHERE CAN HOLDERS GET MORE INFORMATION REGARDING THE OFFER?

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If you have any questions or requests for assistance, please contact J.P. Morgan Securities Inc. or Citigroup Global Markets Inc., the Dealer Managers, at (800) 261-5767 or (800) 558-3745, respectively, or MacKenzie Partners, Inc., the Information Agent for the Offer, at (800) 322-2885 (toll-free). Requests for additional copies of this Offer to Purchase or the Letter of Transmittal should be directed to the Information Agent at the phone number above. You may also contact us by writing or call us at Advanced Micro Devices, Inc., One AMD Place, P.O. Box 3453, Sunnyvale, California 94088, attention: Investor Relations, telephone: (408) 749-3124. Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee through which they hold their Notes with questions and requests for assistance.

ARE WE MAKING ANY RECOMMENDATION ABOUT THE OFFER?

•

None of the Company or its Board of Directors or employees, the Dealer Managers, the Depositary, the Information Agent or the Trustee is making any recommendation as to whether or not you should tender your Notes pursuant to the Offer. You should determine whether or not to tender your Notes pursuant to the Offer based upon, among other things, your own assessment of the current market value of the Notes, liquidity needs and investment objectives.

INFORMATION ABOUT THE NOTES

WHAT IS THE AMOUNT OF CURRENTLY OUTSTANDING NOTES?

•	As of July 21, 2010, there was $1,580 million aggregate principal amount of Notes outstanding.

WHAT IS THE CONVERSION RATE OF THE NOTES?

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The Notes are convertible into shares of the Company’s common stock, $0.01 par value per share, at the Holder’s option, at a conversion rate (subject to adjustment) of 35.6125 shares of common stock per $1,000 in principal amount of Notes. This represents a conversion price per share of $28.08. The Indenture provides that the Notes are convertible at any time prior to the close of business on the business day immediately preceding May 1, 2015.

•	On July 21, 2010, the closing price of our common stock, as reported on the NYSE was $7.40 per share.

DO WE HAVE REDEMPTION RIGHTS?

•	AMD does not have redemption rights with respect to the Notes.

DO HOLDERS HAVE ANY RIGHTS TO REQUIRE US TO REPURCHASE THE NOTES?

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Holders may require us to repurchase the Notes for cash equal to 100% of the principal amount to be repurchased plus accrued and unpaid interest upon the occurrence of a fundamental change (as defined in the Indenture) or termination of trading (as defined in the Indenture).

•	Additionally, an event of default (as defined in the Indenture) may result in the acceleration of the maturity of the Notes.

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Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any Notes, other than in the Offer, until after the 10th business day after the Expiration Date or the termination of the Offer, except pursuant to certain limited exceptions provided in Rule 14e-5 under the Exchange Act.

WHAT ARE THE TAX CONSEQUENCES IF YOU TENDER YOUR NOTES?

•	For a discussion of certain U.S. federal income tax consequences of the Offer to Purchase applicable to Holders, see “Certain United States Federal Income Tax Consequences.”

THE COMPANY

We are a global semiconductor company that designs and sells microprocessors, chipsets and graphics processors. Within the global semiconductor industry, we offer primarily:

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x86 microprocessors for the commercial and consumer markets, embedded microprocessors for commercial, commercial client and consumer markets and chipsets for desktop and notebook PCs, professional workstations and servers; and

•	graphics, video and multimedia products for desktop and notebook computers, including home media PCs and professional workstations, and servers and technology for game consoles.

Our common stock is listed on the New York Stock Exchange under the trading symbol “AMD.”

PURPOSE OF THE OFFER

We are making the Offer in order to acquire, on a pro rata basis, up to the Maximum Tender Amount of the outstanding Notes. We will deliver the Notes that we purchase in the Offer to the Trustee for cancellation, and those Notes will cease to be outstanding. Any Notes that remain outstanding after the Offer will continue to be our obligations. Holders of those outstanding Notes will continue to have all the rights associated with those Notes. We are not seeking the approval of Holders for any amendment to the Notes or the Indenture.

SOURCE AND AMOUNT OF FUNDS

The total amount of funds required to purchase the Notes up to the Maximum Tender Amount is estimated to be approximately $802 million, plus the accrued and unpaid interest on the Notes. In order to pay the purchase price for, and accrued and unpaid interest on, the Notes validly tendered and accepted for payment pursuant to the Offer on a pro rata basis, we intend to use (i) the net proceeds from the New Notes Offering (approximately $489.8 million) and (ii) our existing cash equal to the remaining balance due and payable after applying the net proceeds from the New Notes Offering in accordance with (i) above (approximately $319.7 million). There can be no assurance that the New Notes Offering will be completed. Subject to Rule 14e-1(c) under the Exchange Act, if the New Notes Offering is not completed, we will not be required to accept for purchase, or to pay for, any Notes.

The Offer is conditioned upon the closing of the New Notes Offering, which we refer to as the “Financing Condition.”

The Offer to Purchase and the accompanying Letter of Transmittal are not an offer to sell or a solicitation of an offer to buy the New Notes.

PRORATION

The amount of Notes that is purchased in the Offer is subject to the Maximum Tender Amount and may be prorated. If the aggregate principal amount of Notes validly tendered and not validly withdrawn exceeds the Maximum Tender Amount, the Notes will be prorated based on the aggregate principal amount of Notes tendered in the Offer. Proration will be subject to maintaining $1,000 minimum denominations of Notes.

TRADING MARKET FOR THE NOTES AND COMMON STOCK

There is no established public reporting or trading system for the Notes, and trading in the Notes has been limited.

Our common stock is traded on The New York Stock Exchange under the symbol “AMD.” As of the close of business on July 21, 2010, 674,345,817 shares of our common stock, par value $0.01 per share, were issued and outstanding. The following table sets forth quarterly high and low intraday prices for trades of our common stock during fiscal year 2010 through July 21, 2010, fiscal year 2009 and fiscal year 2008:

	2010		2009		2008
	High	Low	High	Low	High	Low
First Quarter	$10.04	$6.98	$3.78	$1.86	$8.08	$5.31
Second Quarter	10.24	7.42	4.90	3.04	7.98	5.61
Third Quarter*	8.24	6.96	6.30	3.22	6.47	4.05
Fourth Quarter	n/a	n/a	9.95	4.33	6.00	1.62

*	Through July 21, 2010

The closing price of our common stock on July 21, 2010, was $7.40 per share. For more information on possible effects of the Offer on the trading market for the Notes, see “Certain Significant Considerations—Limited Trading Market.”

HOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE COMMON STOCK AND THE NOTES PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE OFFER.

TERMS OF THE OFFER

General

Upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with this Offer to Purchase and any amendments or supplements hereto or thereto, collectively constitute the “Offer”), including, if the Offer is extended or amended, the terms and conditions of the extension or amendment, we are offering to purchase for cash, on a pro rata basis, up to the Maximum Tender Amount of our outstanding Notes at a purchase price of $1,000 for each $1,000 principal amount of Notes plus accrued interest to, but excluding, the payment date. You will not be required to pay a commission to the Depositary, the Information Agent, or the Trustee in connection with the tender of your Notes in the Offer. Except as set forth in Instruction 7 to the Letter of Transmittal, we will pay or cause to be paid any transfer taxes with respect to the transfer and sale of Notes pursuant to the Offer.

We expressly reserve the right to:

•

upon the occurrence of any event which would result in the failure of any of the conditions to the Offer, as described below under “—Conditions to the Offer,” terminate the Offer and not accept for payment the tendered Notes, in which case we will promptly return all previously tendered Notes to tendering Holders;

•	waive all the unsatisfied conditions and accept for payment and purchase all Notes that are validly tendered and not validly withdrawn on or before the Expiration Date;

•	extend the Expiration Date at any time; or

•	amend the Offer.

Our right to delay acceptance for payment of Notes tendered pursuant to the Offer or the payment for Notes accepted for purchase is subject to Rule 14e-1(c) under the Exchange Act, which requires that we pay the consideration offered or return the Notes deposited by or on behalf of the Holders promptly after the termination or withdrawal of the Offer. The Offer will expire at 12:00 midnight, New York City time, on August 20, 2010, unless we extend it in our sole discretion. You should read the sections titled “—Conditions to the Offer” and “—Extension, Waiver, Amendment and Termination” below.

For purposes of the Offer, we will be deemed to have accepted for payment (and thereby purchased) Notes validly tendered and not validly withdrawn if, as and when we give written notice to the Depositary of our acceptance for payment of such Notes. We will deposit the aggregate purchase price for the Notes purchased in the Offer with the Depositary, which will act as agent for the tendering Holders for the purpose of transmitting payments to the tendering Holders. Notes purchased pursuant to the Offer will be paid for in immediately available funds promptly after the date on which we accept all Notes validly tendered and not validly withdrawn.

We reserve the right to transfer or assign, from time to time, in whole or in part, to one or more of our affiliates the right to purchase any or all of the Notes validly tendered pursuant to the Offer. If this transfer or assignment occurs, the assignee-affiliate will purchase the Notes validly tendered and not validly withdrawn. However, the transfer or assignment will not relieve us of our obligations under the Offer and will not prejudice Holders’ rights to receive the purchase price in exchange for the Notes validly tendered and accepted for payment. All Notes purchased by us, or by an assignee-affiliate pursuant to this paragraph, will be delivered to the Trustee for cancellation and those Notes will cease to be outstanding.

NONE OF THE COMPANY OR ITS BOARD OF DIRECTORS OR EMPLOYEES, THE DEALER MANAGERS, THE DEPOSITARY, THE INFORMATION AGENT OR THE TRUSTEE IS MAKING ANY RECOMMENDATION AS TO WHETHER OR NOT HOLDERS SHOULD TENDER THEIR NOTES PURSUANT TO THE OFFER.

There are three ways to tender your Notes, depending on the manner in which your Notes are held:

•

If your Notes are registered in your name, (a) complete and sign the Letter of Transmittal or a facsimile copy in accordance with the instructions to the Letter of Transmittal, (b) mail or deliver it and any other required documents to the Depositary, and (c) either deliver the certificates for the tendered Notes to the Depositary or transfer your Notes pursuant to the book-entry transfer procedures described in this Offer to Purchase;

•

If your Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, meaning your Notes are owned in “street name,” then you must instruct your broker, dealer, commercial bank, trust company or other nominee to tender your Notes; or

•	If your Notes are held of record by DTC, you must tender them through DTC’s Automated Tender Offer Program.

A HOLDER WITH NOTES REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE MUST CONTACT AND INSTRUCT THAT BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE IF SUCH HOLDER DESIRES TO TENDER THOSE NOTES. TO BE VALID, TENDERS MUST BE RECEIVED BY THE DEPOSITARY ON OR BEFORE THE EXPIRATION DATE.

We are offering to purchase, on a pro rata basis, up to the Maximum Tender Amount of the Notes in the Offer. Following completion of the Offer, subject to the restrictions of Rule 13e-4 under the Exchange Act, the Company may purchase additional Notes in the open market, in privately negotiated transactions, through tender offers or otherwise. Any future purchase may be on the same terms or on terms that are more or less favorable to Holders of Notes than the terms of the Offer. Any future purchases by us will depend on various factors existing at that time. There can be no assurance as to which of these alternatives, if any, we will choose to pursue.

Procedure For Tendering Notes

Valid Tender. For a Holder to validly tender Notes pursuant to the Offer, a properly completed and duly executed Letter of Transmittal or facsimile thereof, with any required signature guarantee, or in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal, and any other required documents, must be received by the Depositary at the address set forth on the back cover of this Offer to Purchase on or before the Expiration Date. In addition, on or before the Expiration Date, either:

•	certificates for tendered Notes must be received by the Depositary at such address; or

•

such Notes must be transferred pursuant to the procedures for book-entry transfer, and a confirmation of such tender must be received by the Depositary, including an Agent’s Message if the tendering Holder has not delivered a Letter of Transmittal.

The term “Agent’s Message” means a message, transmitted by DTC to and received by the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by the Letter of Transmittal and that we may enforce such Letter of Transmittal against such participant.

Only Holders are authorized to tender their Notes. In all cases, notwithstanding any other provision of the Offer or contained in this Offer to Purchase, the payment for the Notes tendered and accepted for payment will be made only after timely receipt by the Depositary of certificates representing tendered Notes or book-entry confirmation, the Letter of Transmittal, or a facsimile thereof, properly completed and duly executed and any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message and other documents required by the Letter of Transmittal.

If the Notes are held of record in the name of a person other than the signer of the Letter of Transmittal, or if certificates for unpurchased Notes are to be issued to a person other than the registered Holder, the Notes must be endorsed or accompanied by appropriate instruments of transfer entitling the signer to tender the Notes on behalf of the registered Holder, in any case signed exactly as the name of the registered Holder appears on the Notes, with the signatures on the certificates or instruments of transfer guaranteed as described below.

Need for Signature Guarantee. Signatures on a Letter of Transmittal must be guaranteed by a recognized participant (each, a “Medallion Signature Guarantor”) in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program, unless the tendered Notes are tendered:

•

by the registered Holder of such Notes, or by a participant in DTC whose name appears on a Note position listing as the owner of such Notes, and that Holder has not completed either of the boxes titled “A. Special Issuance /Delivery Instructions” or “B. Special Payment Instructions” on the Letter of Transmittal; or

•

for the account of a firm that is a member of a registered national securities exchange or the Financial Industry Regulatory Authority, Inc. or is a commercial bank or trust company having an office in the United States (each, an “Eligible Institution”).

Book-Entry Delivery of the Notes. Within two business days after the date of this Offer to Purchase, the Depositary will establish an account with respect to the Notes at DTC for purposes of the Offer. Any financial institution that is a participant in the DTC system may make book-entry delivery of Notes by causing DTC to transfer such Notes into the Depositary’s account in accordance with DTC’s procedure for such transfer. Although delivery of Notes may be effected through book-entry at DTC, the Letter of Transmittal or facsimile thereof, with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must be transmitted to and received by the Depositary on or before the Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase. DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

General. The tender of Notes pursuant to the Offer by one of the procedures set forth above will constitute:

•	the tendering Holder’s acceptance of the terms and conditions of the Offer; and

•	a representation and warranty by the tendering Holder that:

•	such Holder has the full power and authority to tender, sell, assign and transfer the tendered Notes; and

•

when the same are accepted for payment by us, we will acquire good and unencumbered title to such Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to adverse claims or rights.

The acceptance for payment by us of Notes will constitute a binding agreement between us and the tendering Holder upon the terms and subject to the conditions of the Offer.

THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL, CERTIFICATES FOR NOTES AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE TENDERING HOLDER. IF A HOLDER CHOOSES TO DELIVER BY MAIL, THE RECOMMENDED METHOD IS BY REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Form and Validity. All questions as to the form of all documents and the validity, eligibility, including time of receipt, acceptance for payment and withdrawal of tendered Notes will be determined by us, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all tenders of Notes that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right in our sole discretion to waive any of the conditions of the Offer or any defect or irregularity in the tender of Notes of any particular Holder, whether or not similar defects or irregularities are waived in the case of other Holders. Our interpretation of the terms and conditions of the Offer, including the instructions in the Letter of Transmittal, will be final and binding. None of us, the Dealer Managers, the Depositary, the Information Agent or the Trustee or any other person will be under any duty to give notification of any defects or irregularities in tenders or any notices of withdrawal or will incur liability for failure to give any such notification.

Compliance with “Short Tendering” Rule. It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender Notes for his own account unless the person so tendering (a) has a net long position equal to or greater than the aggregate principal amount of the Notes being tendered and (b) will cause such Notes to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

A tender of Notes in the Offer under any of the procedures described above will constitute the tendering Holder’s acceptance of the terms and conditions of the Offer, as well as the tendering Holder’s representation and warranty that (a) such Holder has a net long position in the Notes being tendered pursuant to the Offer within the meaning of Rule 14e-4 under the Exchange Act and (b) the tender of such Notes complies with Rule 14e-4 under the Exchange Act. Our acceptance for payment of the Notes tendered pursuant to the Offer will constitute a binding agreement between the tendering Holder and AMD upon the terms and subject to the conditions of the Offer.

Backup Withholding Tax. Under the backup withholding provisions of United States federal income tax law, unless a Holder satisfies the conditions described in the Letter of Transmittal accompanying this Offer to Purchase or is otherwise exempt, the cash payable as a result of the Offer may be subject to backup withholding tax. To prevent backup withholding tax, a Holder should complete and sign Internal Revenue Service (“IRS”) Form W-9 or an applicable IRS Form W-8. See the discussion in the Letter of Transmittal.

Withdrawal of Tendered Notes

When Notes may be Withdrawn. You may withdraw your tendered Notes at any time on or before the Expiration Date. You may also withdraw your Notes if we have not accepted them for payment by September 20, 2010 (40 business days from the commencement of the Offer). A withdrawal of previously tendered Notes may not be rescinded. Any Notes validly withdrawn will be deemed not validly tendered for purposes of the Offer unless such Notes are validly re-tendered.

Holders who have validly withdrawn their previously tendered Notes may re-tender Notes at any time on or before the Expiration Date, by following one of the procedures described in “—Procedure for Tendering Notes.” In the event of a termination of the Offer, the Notes tendered pursuant to the Offer will be promptly returned to the tendering Holder.

Procedure for Withdrawing Notes. For a withdrawal of Notes to be valid, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. The withdrawal notice must:

•	specify the name of the person who tendered the Notes to be withdrawn;

•	contain a description of the Notes to be withdrawn;

•	specify the certificate numbers shown on the particular certificates evidencing such Notes and the aggregate principal amount represented by such Notes; and

•	be signed by the Holder of such Notes in the same manner as the original signature on the Letter of Transmittal, including any required signature guarantees.

Alternatively, the notice of withdrawal must be accompanied by evidence satisfactory to us, in our sole discretion, that the person withdrawing the tender has succeeded to the beneficial ownership of the Notes. In addition, any such notice of withdrawal must specify, in the case of Notes tendered by delivery of certificates for such Notes, the name of the registered Holder, if different from that of the tendering Holder or, in the case of Notes tendered by book-entry transfer, the name and number of the account at DTC to be credited with the withdrawn Notes. The signature on the notice of withdrawal must be guaranteed by an Eligible Institution unless such Notes have been tendered for the account of an Eligible Institution. If certificates for the Notes to be withdrawn have been delivered or otherwise identified to the Depositary, a signed notice of withdrawal will be effective immediately upon receipt by the Depositary of a written or facsimile transmission notice of withdrawal even if physical release is not yet effected. Any Notes validly withdrawn will be deemed to be not validly tendered for purposes of the Offer. Withdrawals of Notes can be accomplished only in accordance with the foregoing procedures.

If a Holder tenders its Notes in the Offer, such Holder may convert its Notes only if such Holder validly withdraws its Notes prior to the time such Holder’s right to withdraw has expired. The Notes are convertible into shares of the Company’s common stock, $0.01 par value per share, at the Holder’s option, at a conversion rate (subject to adjustment) of 35.6125 shares of common stock per $1,000 in principal amount of Notes. This represents a conversion price per share of $28.08. The Indenture provides that the Notes are convertible at any time prior to the close of business on the business day immediately preceding May 1, 2015.

Form and Validity. All questions as to the form and validity, including time of receipt, of notices of withdrawal of tenders will be determined by us, in our sole discretion, which determination will be final and binding. None of us, the Dealer Managers, the Depositary, the Information Agent or the Trustee or any other person will be under any duty to give notification of any defects or irregularities in any notices of withdrawal or be subject to any liability for failure to give any such notification.

Conditions to the Offer

Notwithstanding any other provision of the Offer, we will not be obligated to accept for payment validly tendered Notes pursuant to the Offer, and may terminate the Offer, if the Financing Condition is not satisfied or if the General Conditions set forth below are not satisfied.

For purposes of the foregoing provisions, all of the “General Conditions” shall be deemed to have been satisfied on the Expiration Date unless, in our reasonable judgment, any of the following conditions shall have occurred and be continuing on or after the date hereof and before the Expiration Date:

•

there shall have occurred (i) any general suspension of trading in, a material impairment with regards to the trading in or limitation on prices for, securities in the United States securities or financial markets, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) any limitation (whether or not mandatory) by any governmental authority on, or other event that would have a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States, (iv) any attack on, outbreak or escalation of hostilities or acts of terrorism involving the United States that would reasonably be expected to have a materially adverse effect on our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects or (v) any significant adverse change in the United States securities or financial markets generally or in the real estate market which would have a material adverse effect on our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects or in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof;

•

there exists an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction that shall have been enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that would or would be reasonably likely to prohibit, prevent or materially restrict or delay consummation of the Offer or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects;

•

there shall have been instituted, threatened or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Offer, that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects, or which would or might, in our reasonable judgment, directly or indirectly prohibit, prevent, restrict or delay consummation of the Offer or otherwise adversely affect the Offer in any material manner;

•

there exists any other actual or threatened legal impediment to the Offer or any other circumstances that would materially adversely affect the transactions contemplated by the Offer, or the contemplated benefits of the Offer to us;

•

there shall have occurred any development which would materially adversely affect our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects or those of our affiliates;

•

an event or events or the likely occurrence of an event or events that would or might reasonably be expected to prohibit, restrict or delay the consummation of the Offer or materially impair the contemplated benefits to us of the Offer; or

•

the Trustee for the Notes objects in any respect to, or takes any action that would be reasonably likely to materially and adversely affect, the consummation of the Offer, or takes any action that challenges the validity or effectiveness of the procedures used by us in the making of the Offer or in the acceptance of Notes.

Any determination made by us concerning an event, development or circumstance described or referred to above, including the Financing Condition, will be final and binding on all parties. We expressly reserve the right to amend or terminate the Offer and to not accept for payment any Notes upon the failure of the satisfaction of the General Conditions. In addition, we expressly reserve the right, at any time or at various times, to waive any of the conditions of the Offer, in whole or in part. We will give oral or written notice (with any oral notice to be promptly confirmed in writing) of any amendment, non-acceptance, termination or waiver to the Information Agent as promptly as practicable, followed by a timely press release.

These conditions are for our sole benefit, and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

Extension, Waiver, Amendment and Termination

We expressly reserve the right, in our sole discretion at any time or from time to time, subject to applicable law:

•

to extend the Expiration Date and thereby delay acceptance for payment of, and the payment for, any Notes, by giving written notice of such extension to the Depositary and making a public announcement of the extension;

•	to amend the Offer in any respect, by giving written notice of such amendment to the Depositary and making a public announcement of the amendment; or

•	to waive in whole or in part any condition to the Offer and accept for payment and purchase all Notes validly tendered and not validly withdrawn on or before the Expiration Date.

We expressly reserve the right, in our sole discretion, to terminate the Offer. If the General Conditions set forth under “—Conditions to the Offer” or the Financing Condition have failed to be satisfied, we reserve the right, in our sole discretion, to (i) terminate the Offer and not accept for payment and not pay for any Notes tendered that we have not already accepted for payment and paid for and (ii) subject to applicable law, postpone payment for any tendered Notes. If we elect to terminate the Offer or postpone payment for tendered Notes, we will give written notice to the Depositary and make a public announcement of such termination or postponement. Our reservation of the right to delay payment for Notes that we have accepted for payment is limited by Section 13e-4(f)(5), which requires that we pay the consideration offered or return the Notes tendered promptly after the termination or withdrawal of the Offer.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer to the extent required by Rule 13e-4(d)(2), Rule 13e-4(e)(3) and Rule 14e-1(b) under the Exchange Act.

We will notify you as promptly as practicable of any other extension, waiver, amendment or termination by press release or other public announcement, with the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

If we terminate the Offer, we will give immediate notice of the termination to the Depositary, and all Notes previously tendered will be returned promptly to the tendering Holders thereof. If the Offer is withdrawn or otherwise not completed, the purchase price will not be paid or become payable to Holders of Notes who have validly tendered their Notes in the Offer.

CERTAIN SIGNIFICANT CONSIDERATIONS

In deciding whether to participate in the Offer, you should consider the following factors, in addition to the other information presented in this Offer to Purchase and the documents that we incorporate by reference into this Offer to Purchase.

No Recommendations Concerning the Offer. None of the Company or its Board of Directors or employees, the Dealer Managers, the Information Agent, the Trustee or the Depositary or any of their respective affiliates makes any recommendation to any Holder whether to tender or refrain from tendering any or all of such Holder’s Notes, and none of them has authorized any person to make any such recommendation. Holders are urged to evaluate carefully all information in the Offer, consult their own investment, legal and tax advisors and make their own decisions whether to tender Notes, and, if they decide to tender Notes, the principal amount of Notes to tender.

Limited Trading Market. To the extent that Notes are tendered and accepted in the Offer, the trading market for Notes that remain outstanding following consummation of the Offer will become more limited. A bid for a debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may be lower than a bid for a comparable debt security with a greater float. Therefore, the market price of any untendered or otherwise unpurchased Notes may be affected adversely to the extent that the Notes tendered and purchased pursuant to the Offer reduce the float. The reduced float may also make the trading price more volatile. Consequently, the liquidity, market value and price volatility of Notes that remain outstanding may be adversely affected.

Holders of untendered or unpurchased Notes may attempt to obtain quotations for such Notes from their brokers; however, there can be no assurance that an active trading market will exist for the Notes following the Offer. The extent of the public market for the Notes following consummation of the Offer would depend upon the number of Holders holding Notes remaining at such time and the interest in maintaining a market in the Notes on the part of securities firms and other factors.

We may purchase the Notes after the expiration of the Offer on terms more or less favorable than those proposed in the Offer. Subject to applicable legal requirements, we expressly reserve the absolute right, in our sole discretion from time to time in the future, to purchase any of the Notes, whether or not any Notes are purchased pursuant to the Offer, that remain outstanding following termination or expiration of the Offer, through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as we may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration.

Withdrawal Rights

Notes tendered prior to the Expiration Date may only be withdrawn, in writing, prior to the Expiration Date (12:00 midnight, New York City time, on August 20, 2010, unless we extend or earlier terminate the Offer). Holders should not tender any Notes that they do not wish to be accepted for purchase.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

Circular 230 Notice

TO COMPLY WITH INTERNAL REVENUE SERVICE CIRCULAR 230, HOLDERS ARE HEREBY NOTIFIED THAT: (A) THIS DISCUSSION IS NOT INTENDED OR WRITTEN BY US TO BE USED, AND CANNOT BE USED BY ANY TAXPAYER, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THE TAXPAYER UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED; (B) THIS DISCUSSION IS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) A TAXPAYER SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

General

The following is a general discussion of certain U.S. federal income tax considerations relating to Holders of the Notes with respect to the Offer. This discussion is for general information only and does not consider all aspects of U.S. federal income taxation that may be relevant to a particular Holder in light of the Holder’s individual circumstances or to certain types of Holders subject to special tax rules, including, without limitation, financial institutions, broker-dealers, insurance companies, tax-exempt organizations, dealers in securities or currencies, regulated investment companies, real estate investment trusts, U.S. expatriates, traders in securities who elect to apply a mark-to-market method of accounting, persons that hold Notes as part of a “straddle,” a “hedge,” a “conversion transaction,” or other “integrated transaction,” persons that acquired Notes in connection with employment or the performance of services, U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar, persons subject to the alternative minimum tax, and S corporations, partnerships and other pass-through entities (or investors in such entities). In addition, this discussion does not address state, local or foreign tax considerations with respect to the Offer or U.S. federal tax considerations other than income taxation. This summary assumes that U.S. Holders have held their Notes as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment).

This summary is based on the Code and applicable Treasury regulations, rulings, administrative pronouncements and judicial decisions in effect as of the date hereof, all of which are subject to change, perhaps retroactively, so as to result in U.S. federal income tax considerations that are different from those discussed below. The Company has not obtained, and does not intend to obtain, a ruling from the Internal Revenue Service (“IRS”) with respect to the U.S. federal income tax considerations described herein and, as a result, there can be no assurance that the IRS will not challenge one or more of the tax consequences described herein and that a court would not agree with the IRS.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Notes that for U.S. federal income tax purposes is: (i) an individual who is a citizen or resident of the U.S.; (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the U.S., any State thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust that is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons, or that has a valid election in effect under the applicable Treasury regulations to be treated as a U.S. person under the Code.

For purposes of this discussion, a “Non-U.S. Holder” means a beneficial owner of a Note that for U.S. federal income tax purposes is an individual, a corporation or an estate or a trust that is not a U.S. Holder.

If any entity treated as a partnership for U.S. federal income tax purposes holds a Note, the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Any partners of a partnership holding the Notes are urged to consult their tax advisors.

Tendering U.S. Holders

Sale of Notes Pursuant to the Offer. The receipt of cash by a U.S. Holder in exchange for a Note pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder tendering a Note generally will recognize gain or loss in an amount equal to the difference between (i) the amount of cash received in exchange for such Note (other than any amount allocable to accrued but unpaid interest on the Note, which will be taxable as described below) and (ii) the U.S. Holder’s “adjusted tax basis” in the Note at the time of sale. Generally, a U.S. Holder’s adjusted tax basis in a Note will equal the cost of the Note, increased by market discount, if any, previously included in the U.S. Holder’s income, and reduced (but not below zero) by any amortizable bond premium that an electing U.S. Holder has previously used to offset stated interest. Amortizable bond premium is generally defined as the excess of a U.S. Holder’s tax basis in the Note immediately after its acquisition over the sum of all amounts payable on the Note after the purchase date other than payments of stated interest. Subject to the market discount rules discussed below, gain or loss recognized by a U.S. Holder tendering a Note generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the Note is more than one year at the time of the sale. Non-corporate taxpayers generally are subject to reduced rates of U.S. federal income taxation on net long-term capital gains. The deductibility of capital losses is subject to certain limitations. Amounts received by a U.S. Holder in respect of accrued and unpaid interest on a Note generally will be taxed as ordinary interest income for U.S. federal income tax purposes to the extent not previously included in income.

Market Discount. A Note has “market discount” if its stated redemption price at maturity (as defined for purposes of the market discount rules) exceeds its tax basis in the hands of a U.S. Holder immediately after its acquisition, unless a statutorily defined de minimis exception applies. Gain recognized by the U.S. Holder with respect to a Note acquired with market discount generally will be subject to tax as ordinary income to the extent of the market discount accrued during the period the Note was held by such U.S. Holder, unless the U.S. Holder previously elected to include market discount in income as it accrued for U.S. federal income tax purposes. Market discount will be treated as having accrued on a ratable basis unless the U.S. Holder elected to accrue market discount using a constant-yield method.

Tendering Non-U.S. Holders

Sale of Notes Pursuant to the Offer. A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain recognized on a sale of the Notes pursuant to the Offer unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the U.S. and, if a tax treaty applies, the Non-U.S. Holder maintains a U.S. permanent establishment to which the gain is attributable;

•	the Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of the sale, and certain other conditions are met; or

•

we are or have been a “U.S. real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes during the shorter of the Non-U.S. Holder’s holding period or the 5-year period ending on the date of disposition of the Notes.

A Non-U.S. Holder described in the first bullet point above generally will be required to pay U.S. federal income tax on the net gain derived from the sale in the same manner as if such Non-U.S. Holder were a U.S. Holder, and if such Holder is a foreign corporation, it may also be required to pay an additional branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty). A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a 30% rate (or, if applicable, a lower treaty rate) on the gain derived from the sale, which may be offset by certain U.S. source capital losses, even though the Non-U.S. Holder is not considered a resident of the U.S. We believe that we are not currently, and have not been, a USRPHC for U.S. federal income tax purposes.

Any amount received by a Non-U.S. Holder pursuant to the Offer that is attributable to accrued interest that is not effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business generally will not be subject to U.S. federal withholding tax, provided that:

•	the Non-U.S. Holder does not actually or constructively own a 10% or greater interest in the total combined voting power of all classes of our voting stock;

•	the Non-U.S. Holder is not a bank that received the Note on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

•	the Non-U.S. Holder is not a controlled foreign corporation with respect to which we are a “related person” within the meaning of Section 864(d)(4) of the Code; and

•	we have or our paying agent has received appropriate documentation (generally, an IRS Form W-8BEN) establishing that the Holder is not a U.S. person.

If a Non-U.S. Holder does not qualify for an exemption from withholding tax on accrued interest under the preceding paragraph, payments of interest made to such Non-U.S. Holder generally will be subject to 30% withholding tax unless such Non-U.S. Holder provides us or our agent with a properly executed (i) IRS Form W-8BEN claiming an exemption from or reduction of the withholding tax under the benefit of a tax treaty between the United States and the Non-U.S. Holder’s country of residence, or (ii) IRS Form W-8ECI stating that interest paid on a note is not subject to withholding tax because it is effectively connected with the conduct of the Non-U.S. Holder in a trade or business in the United States.

If accrued interest paid to a Non-U.S. Holder is effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business (and if, under an applicable income tax treaty, the Non-U.S. Holder maintains a U.S. permanent establishment to which the interest is attributable), then the Non-U.S. Holder generally will be subject to U.S. federal income tax on that accrued interest in the same manner as if the Non-U.S. Holder were a U.S. Holder. In addition, if the Non-U.S. Holder is a foreign corporation, the accrued interest may be subject to a branch profits tax at a rate of 30% or lower applicable treaty rate.

Information Reporting and Backup Withholding

A U.S. Holder whose Notes are tendered and accepted for payment pursuant to the Offer may be subject to certain information reporting requirements (unless the U.S. Holder is an exempt recipient). In addition, a U.S. Holder may be subject to backup withholding with respect to the receipt of cash in exchange for a Note unless the U.S. Holder provides us with a correct taxpayer identification number (“TIN”) and certifies that the U.S. Holder is a U.S. person, the TIN is correct (or that the U.S. Holder is awaiting a TIN) and the U.S. Holder is not currently subject to backup withholding. U.S. Holders are encouraged to consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption. Any amount paid as backup withholding would be creditable against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the requisite information is timely provided to the IRS.

In general, information reporting and backup withholding will not apply to the sale of Notes by a Non-U.S. Holder pursuant to the Offer, provided that the Non-U.S. Holder has provided the required documentation that it is not a U.S. person (for example, IRS Form W-8BEN).

Non-Tendering Holders

A Holder whose Notes are not purchased by us pursuant to the Offer will not incur any U.S. federal income tax liability as a result of the consummation of the Offer.

THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY. ALL HOLDERS ARE ENCOURAGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE U.S. FEDERAL, STATE AND LOCAL AND FOREIGN TAX CONSEQUENCES OF THE OFFER.

THE DEALER MANAGERS, DEPOSITARY AND INFORMATION AGENT

Dealer Managers

J.P. Morgan Securities Inc. and Citigroup Global Markets Inc. are acting as the Dealer Managers for AMD in connection with the Offer for which they will receive customary fees. Pursuant to the Dealer Manager Agreement, AMD will reimburse the Dealer Managers for certain out-of-pocket expenses. AMD has agreed to indemnify the Dealer Managers and their affiliates against certain liabilities in connection with the Offer, including liabilities under the U.S. federal securities laws.

The Dealer Managers may contact Holders regarding the Offer and may request brokers, dealers, commercial banks, trust companies and other nominees to forward this Offer to Purchase and related materials to beneficial owners of Notes. Brokers, dealers, commercial banks and trust companies will be reimbursed by the Company for customary mailing and handling expenses incurred by them in forwarding material to their customers. The Company will not pay any fees or commissions to any broker, dealer or other person, other than the Dealer Managers, in connection with the solicitation of tenders of Notes pursuant to the Offer.

The Dealer Managers and certain of their affiliates provide, and may in the future provide, certain commercial banking, financial advisory, trustee and investment banking services to us and our affiliates, for which they receive customary fees. At any given time, the Dealer Managers may trade the Notes or other of the Company’s notes for their own accounts or for the accounts of its customers and, accordingly, may hold a long or short position in the Notes or such other notes and, to the extent that the Dealer Managers own Notes during the Offer, they may tender Notes pursuant to the terms of the Offer.

Any Holder who has questions concerning the terms of the Offer may contact the Dealer Managers at their respective addresses and telephone numbers set forth on the back cover page of this Offer to Purchase.

Depositary and Information Agent

The Depositary for the Offer is MacKenzie Partners, Inc. All deliveries, correspondence and questions sent or presented to the Depositary relating to the Offer should be directed to the address or telephone number set forth on the back cover of this Offer to Purchase. The Company will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement of out-of-pocket expenses. The Company will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.

MacKenzie Partners, Inc. is acting as the Information Agent for the Company in connection with the Offer. The Company will pay the Information Agent reasonable and customary compensation for such services, plus reimbursement for out-of-pocket expenses. All inquiries and correspondence addressed to the Information Agent relating to the Offer should be directed to the address or telephone number set forth on the back cover page of this Offer to Purchase.

None of the Dealer Managers, the Depositary or the Information Agent assumes any responsibility for the accuracy or completeness of the information concerning the Company or any of the subsidiaries or affiliates of the Company contained in or incorporated by reference in this Offer to Purchase or for any failure by the Company to disclose events that may have occurred after the date of this Offer to Purchase that may affect the significance or accuracy of this information.

INCORPORATION OF DOCUMENTS BY REFERENCE

We are incorporating by reference certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this Offer to Purchase. We incorporate by reference the following documents, which we have filed with the SEC:

AMD SEC Filings (File No. 1-7882)	Period ended
Offer Statement on Schedule TO	filed on July 26, 2010

Annual Report on Form 10-K (including information specifically incorporated by reference into our Form 10-K from our Proxy Statement for our 2010 Annual Meeting of Stockholders)	December 26, 2009

Quarterly Report on Form 10-Q	March 27, 2010

Current Report on Form 8-K	filed on January 29, 2010

Current Report on Form 8-K/A	filed on February 19, 2010

Current Report on Form 8-K	filed on April 8, 2010

Current Report on Form 8-K	filed on May 4, 2010

Current Report on Form 8-K	filed on May 20, 2010

Current Report on Form 8-K	filed on June 30, 2010

The information contained in each of the documents listed above speaks only as of the date of such document. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this Offer to Purchase, to the extent that a statement contained herein or in any other subsequently filed document that also is incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

You may request a copy of these filings, at no cost to you, by writing or telephoning us at: Advanced Micro Devices, Inc., Attention: Investor Relations, One AMD Place, P.O. Box 3453, Sunnyvale, California 94088 (telephone (408) 749-3124). If you request a copy of any or all of the documents incorporated by reference, we will send to you the copies you request. However, we will not send exhibits to the documents, unless the exhibits are specifically incorporated by reference in the documents. These documents are also available from the SEC’s public reference room and Internet site referred to in the section titled “Where You Can Find More Information.”

MISCELLANEOUS

Pursuant to Rule 13e-4 under the Exchange Act, we have filed with the SEC a tender offer statement on Schedule TO that contains additional information with respect to the Offer. We will file an amendment to the Schedule TO to report any material changes in the terms of the Offer and to report the final results of the Offer as required by Exchange Act Rules 13e-4(c)(3) and 13e-4(c)(4), respectively. The Schedule TO, including the exhibits and any amendments to the Schedule TO, may be examined, and copies may be obtained, at the same places and in the same manner as described in the sections titled “Incorporation of Documents by Reference” and “Where You Can Find More Information.”

The Offer is being made to all Holders of Notes. We are not aware of any jurisdiction in which the making of the Offer is prohibited by administrative or judicial action pursuant to a state statute. If we become aware of any jurisdiction where the making of the Offer is so prohibited, we will make a good faith effort to comply with any such statute. If, after such good faith effort, we cannot comply with any applicable statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the Holders in such jurisdiction.

The statements contained herein are made as of the date hereof, and the delivery of this Offer to Purchase and the accompanying materials will not, under any circumstances, create any implication that the information contained herein is correct at any time subsequent to the date hereof.

Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal or other materials may be directed to the Information Agent at the telephone number and location listed below. You may also contact your broker, dealer, commercial bank or trust company or nominee for assistance concerning the Offer.

THE INFORMATION AGENT FOR THE OFFER IS:

MACKENZIE PARTNERS, INC.

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: tenderoffer@mackenziepartners.com

THE DEPOSITARY FOR THE OFFER IS:

MACKENZIE PARTNERS, INC.

By facsimile:

(For Eligible Institutions only):

(781) 930-4942

Attn: AMD

Confirmation by telephone:

(781) 930-4900

By Mail:	By Overnight Courier:
P.O Box 859208 Braintree, MA 02185-9208 Attn: Corporate Actions; AMD	161 Bay State Drive Braintree, MA 02184 Attn: Corporate Actions; AMD

Any questions regarding the terms and conditions of the Offer may be directed to the Dealer Managers.

THE DEALER MANAGERS FOR THE OFFER ARE:

J.P. Morgan Securities Inc.	Citigroup Global Markets Inc.
383 Madison Avenue, Floor 5 New York, New York 10179 Collect: (212) 622-2781 U.S. Toll-Free: (800) 261-5767 Attn: Convertible Bond Desk	390 Greenwich St., 4th Floor New York, New York 10013 Collect: (212) 723-6106 U.S. Toll-Free: (800) 558-3745 Attn: Liability Management Group